EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com
Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS RECORD

FISCAL FOURTH QUARTER AND YEAR-END 2005 RESULTS

- Quarterly revenue increases 63% to record $2.18 billion, net income grows to a record $280 million, and shipments reach record 27.3 million units

- Annual revenue increases 21% to record $7.55 billion, net income rises 34% to record $707 million, and shipments reach record 98 million units

SCOTTS VALLEY, CA – July 19, 2005 – Seagate Technology (NYSE: STX) today reported revenue of $2.18 billion, net income of $280 million, and diluted earnings per share of $0.55 for the quarter ended July 1, 2005. This compares to revenue of $1.34 billion, a net loss of $33 million and a loss per share of $0.07 in the year-ago quarter. Seagate shipped a record 27.3 million disc drives in the quarter, representing a 49% increase from the year-ago quarter.

For the fiscal year ended July 1, 2005, Seagate reported revenue of $7.55 billion, net income of $707 million and diluted earnings per share of $1.41. This compares to revenue of $6.22 billion, net income of $529 million and diluted earnings per share of $1.06 for the fiscal year ended July 2, 2004. Seagate shipped a total of 98 million units during fiscal year 2005, an increase of 24% over fiscal year 2004.

“With record revenue, record net income, and record unit shipments, Seagate has just delivered the strongest quarterly performance that the disc drive industry has ever seen,” said Bill Watkins, Seagate Technology president and CEO. “The considerable growth we are experiencing is evidence of a significant evolutionary change that is occurring in the disc drive industry as our products have become a central, enabling technology for global digital convergence.

“During the fiscal year we saw growth in every major market of our business. Most notably, in the consumer electronics space – a market that independent analysts anticipate will reach $11

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

billion by 2008 – we’re seeing the widespread adoption of disc drives in applications that include game boxes, DVRs, set-top boxes, digital music players, handheld voice recorders, handheld GPS systems, and imaging systems, with future growth applications to include digital still and video cameras, PDAs, automotive diagnostic, navigation and entertainment systems, cell phones, personal media players, and other converged handheld devices.

“With our broad and growing product portfolio the company is well-positioned to continue addressing the dynamic set of customers and applications across the compute and various CE markets, and deliver the strong financial performance that our shareholders have come to expect.”

Consumer Electronics Products

During the June quarter Seagate extended its leadership position in the consumer electronics (CE) market, the fastest growing market in the disc drive industry. The company shipped a record 6.2 million drives in the June quarter for DVR, handheld and gaming applications, an increase of 222% from the year-ago quarter and an increase of 49% quarter-over-quarter. For the fiscal year, Seagate shipped 16.7 million disc drives for CE applications, a 165% increase over the 6.3 million the company shipped in fiscal year 2004.

In June, Seagate announced new breakthrough products that will be available in the coming months for a variety of CE applications, including an 8GB 1-inch drive for handheld devices, a low-cost 2.5-inch drive for DVRs and game consoles, a rugged 2.5-inch drive for cars and a ½ terabyte 3.5-inch drive for DVRs.

Mobile Computing Products

In the June quarter Seagate’s shipments of drives for the mobile computing space climbed to 2.0 million units, a 342% increase from the year-ago quarter and a sequential increase of 15%. Seagate shipped a total of 5.7 million units in fiscal year 2005, up from 3.6 million units in fiscal year 2004. During the June quarter, Seagate announced two new products that will strengthen the company’s broadening 2.5-inch product portfolio – Momentus 5400.3, the industry’s first 2.5-inch, 160GB notebook drive utilizing the next-generation perpendicular recording technology, and Momentus FDE, a notebook drive with hardware-based encryption technology.

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

Enterprise Products

Seagate shipped a record 3.7 million units and maintained its leadership position as industry demand in this space reached record levels. The 3.7 million units represent an increase of 300,000 units sequentially and 1.2 million units or 48% from the year-ago quarter. For the fiscal year, Seagate shipments grew to a record 13.5 million units, compared to 10.4 million units in fiscal year 2004, an increase of 30%.

Desktop Products

Seagate continued to lead the market with 15.3 million units shipped, up 15% year-over-year. Shipments of the company’s high-capacity – 200GB and larger – desktop-class drives grew 37%, sequentially. Total shipments grew to 62.2 million units for fiscal year 2005, up from 59 million units in fiscal 2004. Seagate experienced strong demand for its products throughout the quarter in all channels and exited the quarter with approximately 4.5 weeks of distribution channel inventory.

In June, Seagate announced a number of additions to its industry-leading desktop and personal compute product line. These products include: the Barracuda 7200.9, a massive ½ terabyte, 7200 RPM, 3.5-inch drive for high-performance PC applications; LD25, a cost-effective, power-efficient 2.5-inch drive for small footprint media PCs; the Seagate External Hard Drive, a ½ terabyte, one-touch back-up external drive; and, the Portable External Drive, a 120GB, 2.5-inch external drive with Firewire connectivity.

Pricing

The average selling price for all Seagate products, on a blended basis, increased approximately $1.00 over the March quarter. Price erosion on a “like for like” product basis during the June quarter was slightly higher than the March quarter, but lower than historical norms and lower than the company’s expectations entering the quarter.

Business Outlook

Seagate is confident in its extensive and growing product portfolio and the new revenue opportunities that they will deliver. This, together with the company’s ongoing solid operational execution, favorably positions the company to continue its strong financial performance in the September quarter and throughout the remainder of the calendar year. As a result, the company expects to report substantial year-over-year growth in the September quarter with revenue and

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

earnings to be comparable to the record levels of revenue and income from operations reported for the June quarter, excluding costs associated with expensing stock options. This outlook for the September quarter would represent an increase of approximately 40% in revenue and 393% in operating income from the year-ago quarter.

Dividend

The company has declared a quarterly cash distribution of $0.08 per share to be paid on or before August 19, 2005 to all common shareholders of record as of August 5, 2005.

Conference Call

Seagate will hold a conference call to review the fiscal fourth quarter and year-end results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at www.seagate.com or by telephone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Replay

A replay will be available beginning July 19 at 5 p.m. Pacific Time through July 26 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by telephone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Access code: 7599756

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on April 29, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004 (a)
Revenue	$2,179	$1,336	$7,553	$6,224

Cost of revenue	1,639	1,107	5,880	4,765
Product development	171	162	645	666
Marketing and administrative	87	65	306	290
Restructuring costs, net	1	39	—	59

Total operating expenses	1,898	1,373	6,831	5,780

Income (loss) from operations	281	(37)	722	444

Interest income	13	4	36	17
Interest expense	(13)	(10)	(48)	(45)
Other, net	10	13	22	12

Other income (expense), net	10	7	10	(16)

Income (loss) before income taxes	291	(30)	732	428
Provision for (benefit from) income taxes	11	3	25	(101)

Net income (loss)	$280	$(33)	$707	$529

Net income (loss) per share:
Basic	$0.59	$(0.07)	$1.51	$1.17
Diluted	0.55	(0.07)	1.41	1.06
Number of shares used in per share calculations:
Basic	475	459	468	452
Diluted	510	459	502	498

(a)	The information in this column was derived from the Company’s audited consolidated statement of operations for the year ended July 2, 2004.

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 1, 2005	July 2, 2004 (a)
ASSETS
Cash and cash equivalents	$746	$422
Short-term investments	1,090	761
Accounts receivable, net	1,094	690
Affiliate accounts receivable	—	1
Inventories	431	449
Other current assets	141	138

Total Current Assets	3,502	2,461

Property, equipment and leasehold improvements, net	1,529	1,301
Other assets, net	213	180

Total Assets	$5,244	$3,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,108	$740
Accrued employee compensation	266	141
Accrued expenses	356	315
Accrued income taxes	46	48
Current portion of long-term debt	4	4

Total Current Liabilities	1,780	1,248
Other liabilities	187	100
Long-term debt, less current portion	736	739

Total Liabilities	2,703	2,087

Shareholders’ Equity	2,541	1,855

Total Liabilities and Shareholders’ Equity	$5,244	$3,942

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 2, 2004.

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	July 1, 2005	July 2, 2004 (a)
OPERATING ACTIVITIES
Net income	$707	$529
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	466	422
VERITAS tax indemnification	—	(125)
Other non-cash operating activities, net	19	17
Changes in operating assets and liabilities:
Current assets and liabilities	132	(184)
Non-current assets and liabilities	104	(24)

Net cash provided by operating activities	1,428	635

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(691)	(605)
Purchases of short-term investments	(4,796)	(4,143)
Maturities and sales of short-term investments	4,465	3,822
Other investing activities, net	(47)	(36)

Net cash used in investing activities	(1,069)	(962)

FINANCING ACTIVITIES
Repayment of long-term debt	(3)	(6)
Issuance of common shares for employee stock plans	90	96
Dividends to shareholders	(122)	(90)

Net cash used in financing activities	(35)	—

Increase (decrease) in cash and cash equivalents	324	(327)
Cash and cash equivalents at the beginning of the period	422	749

Cash and cash equivalents at the end of the period	$746	$422

(a)	The information in this column was derived from the Company’s audited consolidated statement of cash flows for the year ended July 2, 2004.

Seagate Technology Reports Fiscal Fourth Quarter and Year-End 2005 Results

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

				Change from Prior		Percentage Change
	Q4 FY05	Q3 FY05	Q4 FY04	Year	Quarter	Prior Yr	Prior Qtr
Units Shipped (000)
Enterprise	3,731	3,442	2,566	1,165	289	45%	8%
Desktop	15,309	15,544	13,356	1,953	(235)	15%	-2%
Mobile	2,033	1,774	460	1,573	259	342%	15%
Consumer Electronics	6,222	4,187	1,931	4,291	2,035	222%	49%

	27,295	24,947	18,313	8,982	2,348	49%	9%

Total Revenue ($M)	$2,179	$1,969	$1,336	$843	$210	63%	11%

Average Selling Price	$80	$79	$73	$7	$1	10%	1%

Gross Margin %	24.8%	24.2%	17.1%

Channel Mix
OEM	76%	70%	74%
Distribution	23%	28%	25%
Retail	1%	2%	1%

Geographic Mix
North America	31%	30%	34%
Europe	24%	28%	26%
Asia Pacific	45%	42%	40%

Inventory Metrics ($M)
Raw Material/WIP	$188	$196	$130	$58	$(8)	45%	-4%
Finished Goods	$243	$216	$319	$(76)	$27	-24%	13%

Total Inventory	$431	$412	$449	$(18)	$19	-4%	5%

Inventory Turns	15.2	14.5	9.9	5.3	0.7

Channel Inventory - Desktop
Weeks on Hand	4.5	3.9	5.0	(0.5)	0.6

Cash Related Information ($M)
Cash Flow from Operations	$500	$433	$73	$427	$67	585%	15%
Capital Investments	$307	$199	$230	$77	$108	33%	54%
Depreciation & Amort	$121	$113	$100	$21	$8	21%	7%
Days Sales Outstanding	46	46	47	(1)	—	-2%	0%